Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-185318) on Form S-8 of Jefferies Financial Group, Inc. of our report dated May 23, 2022, relating to the financial statements of Jefferies Group LLC Employees’ Profit Sharing Plan, which appears in this Form 11-K for the year ended November 30, 2021.

/s/ Tanner LLC

Salt Lake City, Utah

May 23, 2022